Shareholder Newsletter
XsunX Updates Technology & Business Development
Aliso Viejo, CA – June 1, 2011

In this shareholder newsletter XsunX, Inc. (XSNX), the developer of CIGSolar™ a hybrid thin-film photovoltaic (TFPV) solar cell manufacturing process, provides updates to our next stage of growth as we build our first multi-chamber CIGS evaporator and consolidate our product development, sales, and corporate operations into one facility.

As a brief update for those of you new to XsunX, our product development and marketing has focused on a hybrid approach utilizing discreet small area stainless steel substrate processing for the deposition of the thin film layers necessary to produce CIGS solar cells.  These cells can be offered as an alternative to the use of silicon solar cells – an entirely new and revolutionary idea which our potential licensees seem to agree with.

Through our efforts, we have developed processes and system specifications for our technology and have also applied for patent protection on certain aspects of our CIGSolar™ system. We are now ready to transition these achievements into the next stage of our plan to grow our business.

Earlier this month we announced that we were preparing to start the build out of our first multi-chamber CIGSolar™ co-evaporation system and last week we initiated the start of that build.  Many of the more common components, such as vacuum pumps and power supplies, will be available relatively soon and we are working closely with our business partners to expedite custom components such as our proprietary commercial scale evaporation crucibles. We are working to assemble all of the components and complete the build as soon as possible, and we will be keeping you up-to-date on our progress and timing as we move forward.  During this interim period, we will also be working to consolidate our staff and all of our current technical resources into a single facility.

Due to the significantly smaller footprint of our system’s design, and our innovative technology licensing plan, we have eliminated the need for large-scale costly manufacturing facilities. We plan to provide an update to our new location as we complete selection in June.

This is very exciting time and we are looking forward to providing shareholders, and the licensee groups that are anxiously awaiting the opportunity to work with this system, with continued updates to this technology build-out.

Sincerely,

The XsunX Team

To learn more about XsunX’s’ breakthrough technology please visit http://www.xsunx.com , and follow us on Twitter at http://twitter.com/#!/XsunXINC and Facebook at http://www.facebook.com/xsunxinc

Safe Harbor Statement: Matters discussed in this shareholder newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder newsletter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.